Exhibit 4.3

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CO-OBLIGORS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE CO-OBLIGORS.

CUSIP 37944FAB3

No. 1	$235,000,000

GLOBAL CASH ACCESS, INC.
GLOBAL CASH ACCESS FINANCE CORPORATION

8¾% Senior Subordinated Notes due 2012

     Global Cash Access, Inc., a Delaware corporation (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (“Finance Corp.”, and together with the Company, the “Co-Obligors”), which terms include any successor under the Indenture hereinafter referred to, for value received, promise to pay to CEDE & CO., or its registered assigns, the principal sum of TWO HUNDRED THIRTY FIVE MILLION UNITED STATES DOLLARS ($235,000,000) on March 15, 2012.

Interest Payment Dates: March 15 and September 15 of each year, commencing September 15, 2004.

Regular Record Dates: March 1 and September 1 of each year.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Issue Date: October 14, 2004

     IN WITNESS WHEREOF, the Co-Obligors have caused this Note to be signed manually or by facsimile by their duly authorized officers.

GLOBAL CASH ACCESS, INC.

By:	/s/ Kirk Sanford
	Name:	Kirk Sanford
	Title:	President

By:	/s/ Harry Hagerty
	Name:	Harry Hagerty
	Title:	Chief Financial Officer

GLOBAL CASH ACCESS FINANCE CORPORATION

By:	/s/ Kirk Sanford
	Name:	Kirk Sanford
	Title:	President

By:	/s/ Harry Hagerty
	Name:	Harry Hagerty
	Title:	Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

     This is one of the 8¾% Senior Subordinated Notes due 2012 described in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
By:
Authorized Signatory

Date: October 14, 2004

GLOBAL CASH ACCESS, INC.
GLOBAL CASH ACCESS FINANCE CORPORATION

8¾% Senior Subordinated Notes due 2012

     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. Interest. The Co-Obligors promise to pay interest on the principal amount of this Note at 8 3/4% per annum from the date hereof until maturity and shall pay the Liquidated Damages, if any, payable pursuant to the Registration Rights Agreement, dated March 10, 2004, referred to below. The Co-Obligors shall pay interest and Liquidated Damages, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 15, 2004. The Co-Obligors shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

     2. Method of Payment. The Co-Obligors shall pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the 15th day of the month next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Co-Obligors shall pay all Liquidated Damages, if any, on the Interest Payment Dates and in the amounts set forth in the Registration Rights Agreement. The Notes shall be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Co-Obligors maintained for such purpose in The City of New York, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Liquidated Damages, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Co-Obligors or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Co-Obligors may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. Indenture. The Co-Obligors issued the Notes under an Indenture dated as of March 10, 2004 (the “Indenture”) among the Co-Obligors, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited amount of Additional Notes may be issued thereunder, subject to compliance with the covenants therein.

     5. Optional Redemption. (a)   At any time prior to March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

(A)	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption, and

(B)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2008 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption.

     (b)   On or after March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2008	104.375%
2009	102.188%
2010	100.000%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

     (c)   At any time prior to March 15, 2007, the Co-Obligors may use the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holdings to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Capital Stock) of the Company from the Company, to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 108.750% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Co-Obligors must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering.

     6. Mandatory Redemption. Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

     7. Special Redemption. If a Holder or Beneficial Owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Co-Obligors shall have the right, at their election, (1) to require the Holder or Beneficial Owner to dispose of all or a portion of the Holder’s or Beneficial Owner’s Notes within 120 days after the Holder or Beneficial Owner receives notice of the finding by the applicable Gaming Authorities, or any other different time period as may be prescribed by those authorities or (2) to redeem such Notes at a redemption price equal to the lesser of:

(1)	such Holder’s or Beneficial Owner’s cost, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability;

(2)	100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or

(3)	such other lesser amount as may be required by any governmental Gaming Authority.

     8. Repurchase at Option of Holders.

     (a) Upon the occurrence of a Change of Control, each Holder may require the Co-Obligors to purchase such Holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.

     (b) Under certain circumstances described in the Indenture, the Co-Obligors will be required to apply the proceeds of Asset Sales to the repayment of the Notes and Pari Passu Indebtedness.

     9. Selection and Notice of Redemption. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes not more than 90 days prior to the redemption date in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. Redemptions pursuant to Section 3.07(c) hereof shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the provisions of DTC or other depositary). In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

     10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Obligors may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Co-Obligors are not required to transfer or exchange any Note selected for redemption. Also, the Co-Obligors are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

     11. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

     12. Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

     13. Defaults. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Co-Obligors, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Co-Obligors specifying the respective Event of Default; provided, however, that so long as any Indebtedness under the Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Agreement and (y) five Business Days after the giving of notice to the Co-Obligors and the Agent Bank of such acceleration. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive any past Default and its consequences under the Indenture except a Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or

(2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

     14. Subordination. The Notes are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes may be paid. Each of the Co-Obligors and the Subsidiary Guarantors agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

     15. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     16. No Recourse Against Others. No director, officer, employee, member or stockholder of either of the Co-Obligors or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Co-Obligors or the Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

     17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     18. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of March 10, 2004, between the Co-Obligors, the Subsidiary Guarantors and the parties named on the signature pages thereof.

     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Co-Obligors have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     20. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

     The Co-Obligors shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

     GLOBAL CASH ACCESS, INC.
     GLOBAL CASH ACCESS FINANCE CORPORATION
     3525 E. Post Road
     Suite 120
     Las Vegas, Nevada 89120
     Attention: Chief Financial Officer
     Facsimile: 702-262-5039

ASSIGNMENT FORM

     To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: _________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Note purchased by the Co-Obligors pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

     If you want to elect to have only part of the Note purchased by the Co-Obligors pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$ ________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount at
Maturity of this
	Amount of Decrease	Amount of Increase	Global Note
	in Principal Amount	in Principal Amount	Following such
	at Maturity of this	at Maturity of this	Decrease (or
Date of Exchange	Global Note	Global Note	Increase)